Exhibit 99

Heritage Financial Group Enters the Valdosta, Georgia Market with Three New Hires

ALBANY, Ga.--(BUSINESS WIRE)--June 7, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it will establish a loan production office (LPO) in Valdosta, Georgia, marking the Company's entry into another new market and continuing Heritage Financial Group's efforts to expand its footprint in South Georgia and North Central Florida. The LPO is expected to open immediately and will be temporarily located at 103 Roosevelt Drive. The Company expects to open a full service banking location in Valdosta once a suitable branch location is secured and following regulatory approval.

The Company's decision to move ahead with expansion to Valdosta was cemented by the Bank's ability to attract three seasoned and locally experienced bankers in the market to establish a strong core for the new LPO. These include David Durland, formerly CEO of First State Bank and Trust in Valdosta, a $578 million affiliate of Synovus Bank. In his new role, David will serve as the Valdosta Market President for HeritageBank of the South. Joining him from First State Bank in the transition is senior lender Ed Hutchinson, who will be Senior Vice President and Senior Lender, and Terry Bennett, the main commercial lender for First State Bank in Valdosta, who will be Senior Vice President and Commercial Banker.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We have long considered Valdosta to be an attractive and vibrant market, one that could be strategically important to our company, so we are pleased to announce this special opportunity to expand to this city. HeritageBank of the South has built its reputation on strength, service and the ability to meet the needs of consumers and small business owners, and we look forward to bringing our style of community banking to Valdosta and putting those values to work for new friends and customers there. Importantly, we take this next step with a talented and proven team at the helm of this market. David, Ed and Terry bring a collective experience of 67 years in serving Valdosta and have developed a deep understanding of local conditions and trends. We are pleased to welcome them to our team, and we intend to commit our full resources and capabilities to help them create the best banking experience possible for the people of Valdosta – for a long time to come."

Dorminey also pointed out that the Company's expansion to Valdosta ties nicely with recent efforts to expand the Bank's footprint between Albany and Ocala. In May 2010, the Company acquired five bank branches in Georgia, including one in Adel, and in December 2009, it acquired a branch in Lake City, Florida. The establishment of a market presence in Valdosta continues the build out of this corridor. Cumulatively, the Company has acquired eight branches since December 2009, which together with the new LPO in Valdosta and the completion of a planned new branch in Lee County, Georgia – north of Albany, will result in a doubling of the number of HeritageBank of the South locations during the past year.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 15 full-service banking offices and one loan production office. As of March 31, 2010, the Company reported total assets of approximately $574 million, total stockholders' equity of approximately $62 million and a total risk-based capital ratio of 16.6%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer